EXHIBIT 99.1

Global Geophysical Reports Record Revenues and Operating Margins for the Fourth Quarter

EPS of $0.14 Per Share, Normalized for Tax Adjustments

HOUSTON, Feb. 2, 2012 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) announced today that fourth quarter operating income was $15.3 million on revenues of $113.1 million. Normalized for tax rate adjustments, diluted earnings for the fourth quarter were $0.14 per share, or $0.04 per share without adjustments. Improved results from the Proprietary Services segment along with data library late sale contributions from the Multi-client Services segment were the primary drivers of the company's performance during the quarter.

Global's revenues were $385.4 million for the full year 2011, compared with $254.7 million for 2010, an increase of 51%. Operating Income for 2011 was $44.9 million, compared to an operating loss of $11.0 million for 2010.

Highlights and Notable Accomplishments

  Proprietary Services revenues for the fourth quarter were $62.3 million and generated gross margin of $9.0 million, or 14.4%. Sequentially, Proprietary Services gross margins increased by $2.2 million, or 3.7%, on revenues of $60.1 million during the third quarter of 2011. Margins for the fourth quarter reflected the contribution of data acquisition programs that were contracted during the period.
  Multi-client late sale revenues were $14.2 million during the fourth quarter and were $48.3 million for the full year 2011. Late sale revenues for the full year 2010 were $16.4 million.
  During the fourth quarter, Multi-client revenues exceeded Multi-client cash investment by $16.9 million. Beginning with the third quarter of 2011, Multi-client revenues have exceeded Multi-client cash investment by $25.1 million. Net book value of the Multi-client library as of December 31, 2011 was $232 million.
  Backlog at December 30, 2011 was approximately $201 million, of which $78 million is for Proprietary Services and $123 million is for Multi-client Services. Approximately 85% of the backlog is expected to be recognized as revenues prior to June 30, 2012.
  Global increased its recording instrumentation capacity to 180,000 channels as of December 31, 2011. Approximately 20% of the company's channel count is its proprietary land nodal AUTOSEIS®(1) HDR units.
  HDR channels have now been successfully deployed on multiple US 3D seismic programs, as well as for frac monitoring applications, and have been tested in areas throughout North and South America including jungle and arctic environments. During the first quarter of 2012, the company is deploying the Autoseis HDR technology into Brazil, Colombia, and Alaska and is expanding channel counts in the US Lower 48. During 2012, Global expects to increase its Autoseis channel count by an additional 100,000 channels.

Richard Degner, President and CEO, commented:

"The company's fourth quarter produced several milestones for the company. Revenues and operating income reached record levels on the strength of the Proprietary Services and Multi-client Services contributions.

Global's Multi-client data library programs increased to approximately 7 million acres, of which 4.3 million acres were acquired as of year end. Also, the Multi-client business reached the inflection point at which revenues exceeded cash investment. Going forward, we expect pre-funding levels for new programs to be at or above cost along with sustained late sale contributions from the company's expanding base of library assets. Multi-client cash investment for 2012 is expected to be consistent with prior years between $170 - $180 million.

AUTOSEIS® continues to drive both increased efficiency and increased quality of our data acquisition programs. Having successfully applied the technology on several North American programs, the use of HDR is expanding domestically and internationally, with exceptional application on logistically and environmentally challenging programs. Starting in Q2 2012, 26,000 HDR's will be deployed on a West Texas Multi-client Shale project where Global will record over 4.5 million traces per square mile, an order of magnitude higher than most shale 3D projects currently underway. Acquiring data at this density has not been previously commercially feasible with conventional cabled systems.

Autoseis HDR is the primary recording platform for Global's microseismic frac monitoring services. Deployment with patent pending array design have enabled the recording of higher fidelity data. During 2012, we will leverage the continuous recording capability of the HDR to provide passive monitoring capabilities, complementing active source seismic programs.

Global's planned increase in HDR channel count during 2012 will be accompanied by a planned reduction of cabled channel counts.  We expect to divest approximately 40,000 channels of cabled systems. Net PP&E investment (adjusted for asset divestments) for 2012 is expected to be in the range of $30 - $40 million and primarily allocated to the investment in HDR capacity growth.

The company continues to broaden its data processing, analysis and interpretation services offerings. In 2011 we completed the integration of STRM LLC, now routinely offering their Tomographic Fracture ImagingTM as part of our microseismic monitoring services, and providing detailed descriptions of the pre-existing natural fracture networks which are effectively the permeability fairways in shale plays. In the fourth quarter, we provided this service on an international basis for the first time. Our recently completed acquisition of Sensor Geophysical adds substantial capabilities in the area of 3C and 4C processing. Combined with our expanding consulting offerings in the area of unconventional resource analysis, Global is able to provide a fully integrated geosciences platform to our customers."

Fourth Quarter Results

The following table sets forth our consolidated revenues for the three months ended December 31, 2011 and for the corresponding period of 2010.

	Three Month Period Ended
	December 31,
Revenues by Service	(unaudited)
(Amounts in millions)	2011		2010
	Amount	%	Amount	%
Proprietary Services	$ 62.3	55%	$ 40.4	43%
Multi-client Services	50.8	45%	53.1	57%
Total	$ 113.1	100%	$ 93.5	100%

	Three Month Period Ended
	December 31,
Revenues by Area	(unaudited)
(Amounts in millions)	2011		2010
	Amount	%	Amount	%
United States	$ 64.2	57%	$ 56.4	60%
International	48.9	43%	37.1	40%
Total	$ 113.1	100%	$ 93.5	100%

We recorded revenues of $113.1 million for the three months ended December 31, 2011 compared to $93.5 million for the same period of 2010, an increase of $19.6 million, or 21%.

We recorded revenues from Proprietary Services of $62.3 million for the three months ended December 31, 2011 compared to $40.4 million for the same period of 2010, an increase of $21.9 million or 54%. Latin America represented $35.5 million of that revenue.

Multi-client Services generated revenues of $50.8 million for the three months ended December 31, 2011 compared to $53.1 million for the same period of 2010, a decrease of $2.3 million, or 4%.  The $50.8 million in Multi-client Services revenues included $14.2 million of late sale revenues, $35.5 million of pre-commitment revenues, and $1.1 million of data swap revenues.  This compared to $10.7 million of late sale revenues, $38.7 million of pre-commitment revenues, and $3.7 million of data swap revenues during the same period of 2010.  Table 3 provides selected data regarding our Multi-client Services Library activities.

Operating margin for the quarter ending December 31, 2011 was 13.5%, compared to 10.8% in the same period of 2010.

Included within operating expenses is Multi-client Services amortization of $31.3 million, representing a 62%  effective amortization rate. Gross depreciation expense for the quarter was $9.7 million, of which $3.5 million was capitalized in connection with our Multi-client Services library investments resulting in net depreciation expense of $6.2 million. Table 2 provides a reconciliation of Net Income to EBITDA (a non-GAAP measure).

Fiscal 2011 Results

The following table sets forth our consolidated revenues for the year ended December 31, 2011 and for the corresponding period in 2010.

	Year Ended December 31,
Revenues by Service	(unaudited)
(Amounts in millions)	2011		2010
	Amount	%	Amount	%
Proprietary Services	$ 208.0	54%	$ 119.8	47%
Multi-client Services	177.4	46%	134.9	53%
Total	$ 385.4	100%	$ 254.7	100%

	Year Ended December 31,
Revenues by Service	(unaudited)
(Amounts in millions)	2011		2010
	Amount	%	Amount	%
United States	$ 205.0	53%	$ 145.7	57%
International	180.4	47%	109.0	43%
Total	$ 385.4	100%	$ 254.7	100%

We recorded revenues of $385.4 million for the year ended December 31, 2011 compared to $254.7 million for the same period of 2010, an increase of $130.7 million, or 51%.

We recorded revenues from Proprietary Services of $208.0 million for the year ended December 31, 2011 compared to $119.8 million for the same period of 2010, an increase of $88.2 million, or 74%. Latin America represented $143.9 million of that revenue, an increase of $67.2 million from the corresponding period in 2010. This growth was driven by additional program activity in Colombia and Brazil.

Multi-client Services generated revenues of $177.4 million for the year ended December 31, 2011 compared to $134.9 million for the same period in 2010, an increase of $42.5 million, or 32%.  The $177.4 million in Multi-client Services revenues included $48.3 million of late sale revenues, $126.0 million of pre-commitment revenues, and $3.1 million of data swap revenues.  This compared to $16.4 million of late sale revenues, $109.1 million of pre-commitment revenues, and $9.4 million of data swap revenues for the same period of 2010.  Table 3 provides selected data regarding our Multi-client Services Library activities.

Operating margins for the year ended December 31, 2011 was 11.7%, compared to an operating loss for the same period of 2010.

Included within operating expenses is Multi-client Services amortization of $112.7 million, representing a 64% effective amortization rate. Gross depreciation expense for the year ended December 31, 2011 was $44.9 million, of which $16.9 million was capitalized in connection with our Multi-client Services library investments resulting in net depreciation expense of $28.0 million.

Conference Call and Webcast Information

Global Geophysical has scheduled a conference call for Thursday, February 2, 2012, at 11:00 a.m. Eastern Time (10:00 a.m. Central / 9:00 a.m. Mountain /8:00 a.m. Pacific). Investors and analysts are invited to participate in the call by phone or via the internet webcast at: http://ir.globalgeophysical.com/

Conference Call Information:

Conference Topic: Global Geophysical Services Q4 Earnings Call

Date of Call: 2/2/2012

Time of Call 11:00 a.m. Eastern Time

Participant Operator Assisted Toll-Free Dial-In Number: (877) 312-5527

Participant Operator Assisted International Dial-In Number: (253) 237-1145

The webcast from the call will be available for on-demand replay on our investor relations website at: http://ir.globalgeophysical.com/results.cfm

About Global Geophysical Services, Inc.

GGS provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade® seismic data acquisition, Multi-Client data library products, micro seismic monitoring, seismic data processing, data analysis, and interpretation services. GGS combines experience, innovation, operational safety, and environmental responsibility with leading edge geophysical technology to facilitate successful E&P execution.  GGS' combined product and service offerings provide the ability to Gain InSight™ in the exploration and production of hydrocarbons. GGS is headquartered in Houston, Texas. To learn more about GGS, visit www.GlobalGeophysical.com.

AUTOSEIS® is a registered trademark of GGS, and hereinafter all references to the term AUTOSEIS or Autoseis shall refer to AUTOSEIS®.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

Forward-Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Global Geophysical expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include but are not limited to statements about business outlook for the year, backlog and bid activity, business strategy, and related financial performance and statements with respect to future events. Such forward-looking statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other information currently available to management and believed to be appropriate.

Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, delays, reductions or cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources, and operational disruptions. Global Geophysical Services Form 10-K for the year ended December 31, 2010, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Global's business, results of operations, and financial condition. These forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategies and liquidity. Although the Company believes that the expectations reflected in such statements are reasonable, the Company can give no assurance that such expectations will be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. We assume no obligation to update any such forward-looking statements.

Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates, proportionate performance of contracts and our valuation of assets, such as seismic data, to be received by us as payment under certain agreements. The realization of our backlog estimates are further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from these projects. Contracts for services are occasionally modified by mutual consent and may be cancelable by the client under certain circumstances. Consequently, backlog as of any particular date may not be indicative of actual operating results for any future period. More information can be found set forth under "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company believes EBITDA is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the energy industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon, among other factors, accounting methods, book value of assets, capital structure and the method by which assets were acquired. The company further believes EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from the company's operating structure. EBITDA is also used as a supplemental financial measure by the Company's management in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

  EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capital commitments;
  EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, our debt;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;
  and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Month Period Ended December 31		Year Ended December 31
	2011	2010	2011	2010
	(unaudited)		(unaudited)

REVENUES	$ 113,091,665	$ 93,463,911	$ 385,355,133	$ 254,704,813

OPERATING EXPENSES	84,658,699	73,210,167	293,865,361	225,327,226

GROSS PROFIT	28,432,966	20,253,744	91,489,772	29,377,587
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	13,116,594	10,176,294	46,581,830	40,386,854

INCOME (LOSS) FROM OPERATIONS	15,316,372	10,077,450	44,907,942	(11,009,267)

OTHER INCOME (EXPENSE)
Interest expense, net	(6,710,050)	(5,632,942)	(25,258,985)	(21,268,611)
Foreign exchange (loss) gain	(773,677)	(737,010)	(311,432)	(947,289)
Loss on extinguishment of debt	--	--	--	(6,035,841)
Other income (expense)	(217,689)	--	(217,792)	306,579
TOTAL OTHER EXPENSE	(7,701,416)	(6,369,952)	(25,788,209)	(27,945,162)

INCOME (LOSS) BEFORE INCOME TAXES	7,614,956	3,707,498	19,119,733	(38,954,429)

INCOME TAX EXPENSE (BENEFIT)	6,100,445	5,314,554	13,479,612	599,945

INCOME (LOSS) AFTER INCOME TAXES	1,514,511	(1,607,056)	5,640,121	(39,554,374)

NET INCOME (LOSS), attributable to noncontrolling interests	110,634	161,519	(21,728)	161,519

NET INCOME (LOSS), attributable to common shareholders	$ 1,403,877	$ (1,768,575)	$ 5,661,849	$ (39,715,893)

INCOME (LOSS) PER COMMON SHARE (Basic & Diluted)	$ 0.04	$ (0.05)	$ 0.15	$ (1.44)

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic & Diluted)	37,010,192	36,014,106	36,665,582	27,517,050

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	December 31,
	2011	2010

ASSETS	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$ 21,524,692	$ 28,237,302
Restricted cash investments	5,638,757	2,443,857
Accounts receivable, net	86,889,465	69,509,391
Income and other taxes receivable	7,059,504	6,954,864
Prepaid expenses and other current assets	6,050,798	4,842,496
TOTAL CURRENT ASSETS	127,163,216	111,987,910

MULTI-CLIENT LIBRARY, net	232,235,332	145,896,355

PROPERTY AND EQUIPMENT, net	116,119,723	126,963,953

GOODWILL	12,380,964	12,380,964

INTANGIBLE ASSETS, net	9,928,551	7,870,811

OTHER	6,244,550	8,166,507

TOTAL ASSETS	$ 504,072,336	$ 413,266,500

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (CONTINUED)
	December 31,
	2011	2010
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 53,463,693	$ 44,058,306
Current portion of long-term debt	11,415,574	3,344,261
Current portion of capital lease obligations	7,255,513	--
Income and other taxes payable	5,169,432	5,601,356
Deferred revenue	39,559,890	47,496,895
Other payables	820,609	--
TOTAL CURRENT LIABILITIES	117,684,711	100,500,818

DEFERRED INCOME TAXES	2,119,855	--

LONG-TERM DEBT, net of current portion and unamortized discount	265,873,419	209,418,242

CAPITAL LEASE OBLIGATIONS, net of current portion	2,613,127	--

NONCONTROLLING INTERESTS	1,469,017	1,490,745

OTHER LIABILITIES	750,000	--

TOTAL LIABILITIES	390,510,129	311,409,805

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value, authorized 100,000,000 and 0 shares, 46,713,138 and 45,586,215 issued and 37,042,019 and 36,142,985 outstanding at December 31, 2011 and 2010, respectively	467,131	455,862
Additional paid-in capital	246,104,217	239,248,935
Accumulated deficit	(36,483,906)	(42,145,755)
	210,087,442	197,559,042
Less: treasury stock, at cost, 9,671,119 and 9,443,230 shares at December 31, 2011 and 2010, respectively	96,525,235	95,702,347
TOTAL STOCKHOLDERS' EQUITY	113,562,207	101,856,695
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 504,072,336	$ 413,266,500

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2011	2010
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income, attributable to common shareholders	$ 5,661,849	$(39,715,893)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	159,466,452	149,562,465
Capitalized depreciation for Multi-client library	(16,900,854)	(20,369,366)
Amortization of debt issuance costs	1,303,817	1,040,817
Loss on extinguishment of debt	--	6,035,841
Noncontrolling interest	(21,728)	161,519
Stock-based compensation	5,228,364	3,129,291
Non-cash charitable contribution	206,379	103,190
Non-cash revenue from Multi-client data exchange	(3,113,435)	(9,381,991)
Deferred tax (benefit) expense	4,150,903	(5,857,179)
Unrealized gain on derivative instrument	--	(331,163)
Loss on disposal of property and equipment	(1,682,922)	2,628,811
Effects of changes in operating assets and liabilities:	--	--
Accounts receivable, net	(17,380,074)	4,058,793
Prepaid expenses and other current assets	(1,483,302)	8,334,335
Other assets	475,491	1,527,315
Accounts payable and accrued expenses	1,278,037	3,729,397
Deferred revenue	(10,141,651)	3,254,894
Income and other taxes receivable	(104,640)	3,204,634
Income and other taxes payable	(361,315)	4,726,101
NET CASH PROVIDED BY OPERATING ACTIVITIES	126,581,371	115,841,811

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(25,035,780)	(39,987,473)
Investment in Multi-client library	(177,746,131)	(170,755,194)
Change in restricted cash investments	(3,194,900)	2,902,209
Purchase of business	(1,149,812)	(6,718,067)
Noncontrolling interests	--	1,329,226
Proceeds from the sale of property and equipment	15,072,398	497,411
NET CASH USED IN INVESTING ACTIVITIES	(192,054,225)	(212,731,888)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of discount	16,427,377	196,449,261
Principal payments on long-term debt	(8,556,064)	(170,477,253)
Net proceeds on revolving credit facility	55,000,000	15,000,000
Debt issuance costs	--	(5,922,307)
Principal payments on capital lease obligations	(4,369,801)	(2,063,018)
Purchase of treasury stock	(822,888)	(1,317,434)
Issuances of stock, net	1,081,620	76,431,265
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	58,760,244	108,100,514

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,712,610)	11,210,437

CASH AND CASH EQUIVALENTS, beginning of period	28,237,302	17,026,865

CASH AND CASH EQUIVALENTS, end of period	$ 21,524,692	$ 28,237,302

Global Geophysical Services Table 1: Segment Gross Margin Analysis (UNAUDITED)

	Three Month Period Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
	Amount	Amount	Amount	Amount

Proprietary Services
Revenues	$ 62,291,515	$ 40,396,898	$ 207,920,841	$ 119,836,991
Operating expenses	53,332,177	35,464,311	181,197,495	132,624,799
Gross margin	$ 8,959,338	$ 4,932,587	$ 26,723,346	$ (12,787,808)

Multi-client Services
Revenues	$ 50,800,150	$ 53,067,013	$ 177,434,292	$ 134,867,822
Operating expenses (1)	31,326,522	37,745,856	112,667,866	92,702,427
Gross margin	$ 19,473,628	$ 15,321,157	$ 64,766,426	$ 42,165,395

Consolidated
Revenues	$ 113,091,665	$ 93,463,911	$ 385,355,133	$ 254,704,813
Operating expenses	84,658,699	73,210,167	293,865,361	225,327,226
Gross margin	$ 28,432,966	$ 20,253,744	$ 91,489,772	$ 29,377,587

SG&A	$ 13,116,594	$ 10,176,294	$ 46,581,830	$ 40,386,854

Operating income	$ 15,316,372	$ 10,077,450	$ 44,907,942	$ (11,009,267)

(1) Represents Multi-client amortization expense

Global Geophysical Services Table 2: Reconciliation of Net Income to EBIT and EBITDA (a Non-GAAP Measure)(1) (UNAUDITED)

	Three Month Period Ended December 31,				Year Ended December 31,
	2011		2010		2011		2010
	(unaudited)				(unaudited)
	Amount	Per Share (3)	Amount	Per Share (3)	Amount	Per Share (3)	Amount	Per Share (3)
UNAUDITED
Net Income (Loss), attributable to common share holders	$ 1,403,877	$ .04	$ (1,768,575)	$ (.05)	$ 5,661,849	$ .15	$ (39,715,893)	$ (1.44)

Net Income (Loss), attributable to noncontrolling interests	110,634		161,519		(21,728)		161,519
Income tax expense	6,100,445		5,314,554		13,479,612		599,945
Interest expense, net	6,710,050		5,632,942		25,258,985		21,268,611
EBIT	$ 14,325,006	$ .39	$ 9,340,440	$ .26	$ 44,378,718	$ 1.21	$ (17,685,818)	$ (.64)

Add: Multi-client amortization	31,326,522		37,745,856		112,667,866		92,702,427
Add: Net depreciation and other amortization (2)	6,596,595		16,442,427		28,214,810		39,119,483
EBITDA	$ 52,248,123	$ 1.41	$ 63,528,723	$ 1.76	$ 185,261,394	$ 5.05	$ 114,136,092	$ 4.15

(1) EBIT, EBITDA, EBIT per share and EBITDA per share (as defined in the calculations above) are non GAAP measurements.
(2) Includes gain (loss) of sale of assets and includes amortization of intangibles
(3) Calculated using diluted weighted average shares outstanding

Global Geophysical Services Table 3: Selected Multi-client Services additional data (UNAUDITED)

	2008	2009	2010	2011	Q4-2010	Q4-2011
Multi-client Services revenues (period)
Pre-commitments	24,984,669	13,364,567	109,109,353	126,001,921	38,619,670	35,530,908
Late sales	--	2,250,000	16,376,478	48,318,935	10,715,453	14,171,503
Subtotal	24,984,669	15,614,567	125,485,831	174,320,856	49,335,123	49,702,411
Non-cash data swaps	--	8,880,000	9,381,991	3,113,436	3,731,890	1,097,739
Total Revenue	24,984,669	24,494,567	134,867,822	177,434,292	53,067,013	50,800,150

Multi-client Services amortization	19,144,526	18,629,279	92,702,427	112,667,866	37,745,856	31,326,522
Average amortization rate (%)	77%	76%	69%	64%	71%	62%

Revenues (cumulative)
Pre-commitments	24,984,669	38,349,236	147,458,589	273,460,510	147,458,589	273,460,510
Late sales	--	2,250,000	18,626,478	66,945,413	18,626,478	66,945,413
Subtotal	24,984,669	40,599,236	166,085,067	340,405,923	166,085,067	340,405,923
Non-cash data swaps	--	8,880,000	18,261,991	21,375,427	18,261,991	21,375,427
Total Revenue	24,984,669	49,479,236	184,347,058	361,781,350	184,347,058	361,781,350

Amortization (cumulative)	19,144,526	37,773,805	130,476,232	243,144,098	130,476,232	243,144,098
Average amortization rate (%)	77%	76%	71%	67%	71%	67%

Multi-client Services investment (period)
Cash	25,169,740	34,352,781	170,755,195	178,442,841	52,598,324	33,888,729
Capitalized depreciation	3,037,442	3,729,363	20,369,366	16,900,854	-1,947,227	3,472,205
Non-cash data swaps	--	8,880,000	10,078,700	3,663,150	163,068	2,671,200
Total	28,207,182	46,962,144	201,203,261	199,006,845	50,814,165	40,032,134

Investment (cumulative)
Cash	25,169,740	59,522,521	230,277,716	408,720,557	230,277,716	408,720,557
Capitalized depreciation	3,037,442	6,766,805	27,136,171	44,037,025	27,136,171	44,037,025
Non-cash data swaps	--	8,880,000	18,958,700	22,621,850	18,958,700	22,621,850
Total	28,207,182	75,169,326	276,372,587	475,379,432	276,372,587	475,379,432

Cumulative amortization	19,144,526	37,773,805	130,476,232	243,144,098	130,476,230	243,144,098
Multi-client net book value	9,062,656	37,395,521	145,896,355	232,235,333	145,896,357	232,235,333

Mulit-client Services backlog at period end	11,250,000	65,700,000	137,430,000	122,781,000	137,430,000	122,781,000
Multi-client Services deferred balance at period end	3,007,544	37,212,684	41,058,645	35,774,306	41,058,645	35,774,306
Square Miles of Data Library at period end (approximately)	400	900	3,700	6,700	3,700	6,700

Global Geophysical Services Table 4: Reconciliation of Q4 Adjusted EPS (UNAUDITED)

	Reported	Adjusted
	(unaudited)	(unaudited)

Income before income taxes	$ 7,614,956	$ 7,614,956
+ Foreign exchange loss	--	773,677
+ Other expenses	--	217,689
Adjusted EBT	$ 7,614,956	$ 8,606,322
Tax / Tax @ 40% ETR	6,100,445	3,442,529
Income after tax / Adjusted income after tax	$ 1,514,511	$ 5,274,427
Non-controlling interest	110,634	110,634
Net income / Adjusted net income	$ 1,403,877	$ 5,163,793

Weighted average shares outstanding	37,010,192	37,010,192
EPS / Adjusted EPS	$ .04	$ .14
CONTACT: Mathew Verghese
         Chief Financial Officer
         ir@globalgeophysical.com

         www.globalgeophysical.com
         Phone: 713-808-1750
         Fax: (713) 972-1008